October 15, 2021

Mr. Lewis Chew
[Address Redacted]
[Address Redacted]
Re:    Retirement and Transition
Dear Lewis:
This letter will confirm the terms of your retirement from your position as Chief Financial Officer (“CFO”) of Dolby Laboratories, Inc. (the “Company”). The Company’s Board of Directors (the “Board”) and the Company’s other executives thank you for your years of service to the Company and its stockholders. We all benefited from your dedication and skill. We appreciate your willingness to provide ample notice of your retirement and to provide the Company with assistance in our transition to a new CFO.
1.Role. You will continue as the Company’s CFO with your current authority and responsibilities until the Board has selected your successor or an interim successor and that person assumes the CFO role. At that time, you will cease to be CFO, but you will remain an employee of the Company in the role of Senior Advisor. Your role as Senior Advisor will be a part-time position of 24 hours per week. As Senior Advisor, you will provide services as reasonably requested by the Company’s Chief Executive Officer, new CFO or Board of Directors and commensurate with your experience and knowledge of the Company.
2.Termination of Employment. Your employment with the Company and its subsidiaries will end on December 20, 2021 (the “Termination Date”). Consequently, the parties reasonably anticipate that, until the Termination Date, you will not have a “separation from service” for purposes of section 409A of the Internal Revenue Code.
3.Compensation. Your new annual base salary in the Senior Advisor role will be $342,000. Your incentive opportunity under the fiscal year 2021 executive bonus plan will remain unchanged. You will not be eligible for a payment under our bonus plan for fiscal year 2022. Until the Termination Date, you and your eligible dependents will continue to be eligible to participate in all employee benefit plans and arrangements available to employees on the terms provided in the applicable plan or arrangement. Your unexpired and unvested Company equity compensation awards will continue to vest in accordance with their terms until the Termination Date, at which time any remaining unvested awards will be forfeited. You will not receive any severance benefits for your termination of employment on the Termination Date.
4.Additional Terms. This letter agreement amends your offer letter, dated March 22, 2012, between you and the Company. All other terms and conditions of your employment, including but not limited to those contained in your offer letter, shall continue in full force and effect unless specifically amended by this letter. Nothing herein is intended to create an employment contract or a promise of employment for a fixed term or for an indefinite term. Further, nothing about this arrangement is intended to modify your at-will employment status. You will continue to comply in all material respects with the terms of the confidential information and invention assignment agreement dated, March 27, 2012, between you and the Company. This letter agreement will be governed by and construed under the laws of the State of California (except for its conflict of laws provisions). This letter agreement (together with the above-referenced plans, arrangements and equity grant agreements) contain the entire agreement of you and the Company with respect to your retirement. This letter agreement may not be modified or changed except by a writing duly executed by you and the Company.
Finally, we want to reiterate our thanks to you for your valuable service to the Company and your efforts toward a smooth transition.
Sincerely,

/s/ Linda Rogers

Linda Rogers
Chief People Officer

I agree to all of the terms of this Agreement.

Dated: October 15, 2021

/s/ Lewis Chew
Lewis Chew

2

DOLBY LABORATORIES INC. - Lewis Chew Transition Letter